Exhibit 10.1

Second Amendment to the Executive Severance Plan

Second Amendment to Calyxt, Inc. 2021 Executive Severance Plan

Effective May 17, 2023

That certain Calyxt, Inc. 2021 Executive Severance Plan, as amended (the “Plan”), is hereby further amended pursuant to Section 8.4 thereof effective as of the date first written above as follows.

Section 4.1(a)(ii) is deleted and replaced in its entirety with the following:

“(ii)

Bonus Award. The Participant’s Severance Benefit includes an amount equal to the product of (A) the Participant’s payment under the Company’s annual cash incentive plan for the year prior to the year in which the Qualifying Termination, and (B) a fraction the numerator of which is the number of days elapsed in such year as of the date of the Qualifying Termination and the denominator of which is the number of days in the year. To the extent not paid by the Company to the Participant on or before the date of the Qualifying Termination, the Participant shall also be entitled as a Severance Benefit to any amounts that were otherwise earned under the Company’s annual cash incentive plan for the year prior to the year in which the Qualifying Termination occurs based upon actual performance for such prior year, as determined by the Company’s Compensation Committee and/or Board of Directors, and such amount shall be used for part (A) of this Section 4.1(a)(ii).”